DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (the "Agreement") is entered into on May 17, 2011.

BETWEEN

MANTRA VENTURE GROUP LTD.,
a corporation incorporated under the laws of British
Columbia having its principal business office at Suite 1205,
207 West Hastings Street, Vancouver, British Columbia,
V6B 1H7

(the ”Company“)

AND

ELDEN SCHORN
Suite 1280 – 333 Seymour Street,
Vancouver, British Columbia, V6B 5A6

(the ”Director”)
WHEREAS:

A.	The Company is engaged in the business of researching, developing, marketing, distributing and licensing sustainable technologies and initiatives;

B.	The Company wishes to engage the Director to serve on the Company’s Board of Directors.

THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	ENGAGEMENT

1.1	The Company hereby engages the Director to provide services in accordance with the terms and subject to the conditions of this Agreement and the Director hereby accepts such engagement.

2.	TERM

2.1	The term of the Director’s engagement shall be until the next annual general meeting of the Company in accordance with the Company’s articles (the “Term”).

3.	SERVICES

3.1	The Director hereby agrees to provide all services associated with serving as a member of the Company’s Board of Directors in accordance with the Company’s articles (the “Services”).

3.2	In providing the Services, the Director shall:

(a) comply with all applicable federal, provincial, local and foreign statutes, laws and regulations;

(b) not make any misrepresentation or omit to state any material fact that may result in a misrepresentation regarding the business of the Company; and

(c) not disclose, release or publish any information regarding the Company without its prior written consent.

4.	RELATIONSHIP AMONG THE PARTIES

4.1	Nothing contained in this Agreement shall be construed to constitute the parties as joint venturers, partners, co-owners or otherwise as participants in a joint undertaking.;

5.	COMPENSATION AND EXPENSES

5.1

The Company shall reimburse the Director for any expenses reasonably incurred in the carrying out of the Services, if the Director requests and receives written approval from the Company to incur such expenses.

5.2	The Director shall receive options to purchase 500,000 shares of the Company’s common stock in accordance with Schedule “A” attached hereto for the Services provided pursuant to this Agreement.

6.	SERVICES NOT EXCLUSIVE

6.1

The Director agrees that he shall, at all times, faithfully and in a professional manner perform all of the duties that may be reasonably required of the him pursuant to the terms of this Agreement. The Company acknowledges that Director is engaged in other business activities, and that the Director shall be permitted to continue such activities during the term of this Agreement. The Director shall not be restricted from engaging in other business activities during the term of this Agreement, provided that he promptly informs the Company of any conflicts of interest and abstain from voting on or influencing any decisions affected by any conflict of interests in accordance with the Company’s policies.

7.	SUSPENSION AND TERMINATION.

7.1

Force Majeure. The Company shall have the right to suspend or terminate this Agreement if the Director cannot perform his duties as a director in accordance with the Company’s articles, without any further obligation to the Director. The suspension of this Agreement shall not relieve the Director of any of his obligations hereunder or otherwise in connection with the Services.

7.2

Effect of Termination. If the Company terminates this Agreement in accordance with the provisions hereof, the Company shall be released and discharged from any further liability or obligation whatsoever to the Director.

8.	CONFIDENTIALITY

8.1

The Director shall not, without prior authorization of the Company, at any time during the term of this agreement, or thereafter, disclose to any person, firm, association or corporation other than the directors, officers or employees of the Company, the private or business affairs of the Company or its affiliated companies, or any other information of a private or confidential nature concerning the Company or its affiliated companies including, without limitation:

a)	information concerning trade secrets, products, technology, sales literature and brochures, forms, business policies and concepts, and contracts of the Company;

(b)	information concerning manufacturing and production, pricing and sales policies, and marketing techniques and concepts in respect of products and services provided or to be provided by the Company;

(c)

names, addresses and contact information of past, present or prospective customers, employees, shareholders, officers, directors or associates of the company, or any person or entity having a past, present, or prospective business relationship with the Company, and

b)	names, addresses and contact information of past, present or prospective suppliers, consultants, lenders or professional advisors of the Company and prices or rates charged by them which by virtue of the Director’s position, the Director may obtain during the term of this Agreement, or which the Director obtained during the course of their former engagement with the Company.

The Director acknowledges that the above-mentioned confidential information could be used to the detriment of the Company. Accordingly the Director undertake to treat confidentially all such information and agree not to disclose it to any third party or use it for any purpose or reason without the express written permission of the Company except as may be necessary to perform their duties, whether during the term of this Agreement or following termination the Director’s engagement by the Company.

9.	NON-SOLICITATION

9.1

During the term of this Agreement the Director shall not hire or take away or cause to be hired or taken away any employee or consultant of the Company. For a period of twelve (12) months following the termination of this Agreement the Director shall not hire or take away or cause to be hired or taken away any employee who was in the employ of the Company during the twelve (12) months preceding such termination.

10.	INDEMNIFICATION

10.1

The Company agrees to indemnify and hold harmless the Director and its respective agents and employees, against any losses, claims, damages or liabilities, joint or several, to which either party, or any such other person, may become subject, insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, any preliminary prospectus, the prospectus, or any amendment or supplement thereto; or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; and shall reimburse the Director, or any such other person, for any legal or other expenses reasonably incurred by the Director, or any such other person, in connection with investigation or defending any such loss, claim, damage, liability, or action, suit or proceeding.

10.2

The Director agrees to indemnify and hold harmless the Company, its partners, financiers parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach of the Director’s representations and warranties contained in, or by any breach of any other provision of this Agreement by the Director.

11.	MISCELLANEOUS PROVISIONS

11.1	Time. Time is of the essence of this Agreement.

11.2	Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

11.3

Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

11.4

Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

11.5

Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

11.6

Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

11.7	Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other.

11.8

Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten (10) days written notice to the other party.

11.9

Entire Agreement. This Agreement, including Schedule “A” attached hereto, contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by the parties.

11.10	Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

11.11

Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that this Agreement is signed by one party and faxed to another, the parties agree that a faxed signature shall be binding upon the parties as though the signature was an original.

11.12	Successors. The provisions of this Agreement shall be binding upon the parties, their successors and permitted assigns.

11.13

Jurisdiction. The parties hereby attorn the exclusive jurisdiction of the provincial and federal courts located in the city of Vancouver, British Columbia in relation to all disputes arising from the Agreement.

11.14	Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, as of the day, month and year first written above:

MANTRA VENTURE GROUP LTD.

By: /s/ Larry Kristof	/s/ Elden Schorn

Larry Kristof	Elden Schorn
Its: President

SCHEDULE “A”

Option Agreement

THIS OPTION AGREEMENT (the "Option Agreement") is entered into on May 17, 2011.

BETWEEN
MANTRA VENTURE GROUP LTD.,
a corporation under the laws of Nevada having its principal
business office at Suite 4, 2119 152nd Street Surrey, British
Columbia, V4A 4N7.
(the "Company")
AND
Elden Schorn
Suite 1280 – 333 Seymour Street,
Vancouver, British Columbia, V6B 5A6
(the “Optionee”)
WHEREAS:

A.	The Company has entered into a Director Agreement, dated May 17, 2011 with the Optionee (the "Director Agreement"); and

B.	In accordance with the provisions of the Director Agreement the Company has authorized the grant of options to the Optionee.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1.

Grant of Option. The Company will issue to the Optionee the right and option, to purchase a total of 500,000 shares of the Company’s common stock at a price of US $0.10 per share immediately upon the signing of this Option Agreement (the “Options”).

2.	Term. The Options shall terminate and will no longer be available for exercise the earlier of:

(a) May 17, 2014; or

(b) 180 calendar after resignation of the Optionee from the Company’s board of directors.

                 In the event that the Options are terminated pursuant to Section 2(b) hereof, 100,000 options shall remain available to the Optionee for exercise until May 17, 2014.

3.

Non-transferability. The Options shall not be transferable except to the Optionee’s estate, and the Options may be exercised during the lifetime of the Optionee, only by the Optionee, or thereafter by its estate. More particularly, but without limiting the generality of the foregoing, the Options may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.

Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Options contrary to these provisions, and the levy of any execution, attachment or similar process on the Options, shall be null and void.

4.

Optionee. In consideration of the granting of the Options, and regardless of whether or not the Options shall be exercised, the Optionee will devote the agreed upon time, energy and skill to the service of the Company or one or more of its subsidiaries in accordance with the Management Agreement.

5.	Method of Exercising Option.

(a)

Subject to the terms and conditions of this Agreement, the Optionee may exercise the Options by sending a written notice to the Company, mailed or personally delivered to the Company at the following address: Suite 4, 2119 152nd Street, Surrey, British Columbia, V4A 4N7.. Such notice shall state the election to exercise the Options and the number of shares in respect of which it is being exercised, and shall be signed by the Optionee. The notice shall be accompanied by payment of the full exercise price of the shares by certified cheque, bank draft or money order unless the Options are exercised on a cashless basis. The Company shall issue for the Optionee’s collection, a certificate or certificates representing the shares within 14 days after receiving the notice. Upon exercising the Options, the Optionee may be required by the Company to make certain representations so that the issuance of shares pursuant to the Options will fall within exemptions from securities regulations.

(b)

The certificate or certificates for the shares as to which the Options shall have been exercised shall be registered in the name of the Optionee and shall be delivered as provided above to or on the written order of the Optionee. All shares that shall be purchased on the exercise of the Options as provided in this Agreement shall be fully paid and non-assessable. The certificates representing any shares issued upon exercise of the Options may contain a restrictive legend.

(c)	The Options may be exercised at a price of US$0.10 per share (the “Purchase Price”).

6.

Changes in Capital Structure. If all or any portion of the Options shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date of this Agreement, as a result of which shares of any class shall be issued in respect of outstanding common shares, or common shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Options shall receive the aggregate number and class of shares which, if common shares (as authorized at the date of this Agreement) had been purchased at the date of this Agreement for the same aggregate price (on the basis of the price per share set forth in Section 5 of this Agreement) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations; provided, however, that no fractional share be issued on any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

7.

Reservation of Shares to Satisfy Option. The Company shall at all times during the term of the Options reserve and keep available such number of common shares as will be sufficient to satisfy the requirements of this Agreement.

8.	Representations of the Optionee

(a)

The Optionee understands and acknowledges that (a) the Options are being offered without a prospectus pursuant to the exemptions from registration found in Regulation S of the Securities Act of 1993, as amended (the "Securities Act"), (b) the Optionee has reviewed the confidential business plan of the Company or such other material documents of the Company as the Optionee has deemed necessary or appropriate for purposes of purchasing the Options, including this subscription agreement (collectively, the "Offering Documents"); and (c) this transaction has not been reviewed or approved by the United States Securities and Exchange Commission or by any regulatory authority charged with the administration of the securities laws of any state or foreign country.

(b)

The Optionee either (i) has a preexisting personal or business relationship with the Company or its controlling persons, such as would enable a reasonably prudent Optionee to be aware of the character and general business and financial circumstances of the Company or its controlling persons, or (ii) by reason of the Optionee's business or financial experience, individually or in conjunction with the Optionee's unaffiliated professional advisors who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, is capable of evaluating the merits and risks of an investment in the Options, making an informed investment decision and protecting the Optionee's own interests in connection with the transactions contemplated hereby.

(c)

The Optionee understands and has fully considered for purposes of this investment the risks of this investment and understands that (i) this investment is suitable only for an Optionee who is able to bear the economic consequences of losing the Optionee's entire investment; (ii) the Company is a start-up enterprise with no significant operating history; (iii) the purchase of the Options is a speculative investment which involves a high degree of risk of loss by the Optionee of the Optionee's entire investment, and (iv) there are substantial restrictions on the transferability of, and there will be no public market for, the Options, and accordingly, it may not be possible for the Optionee to liquidate the Optionee's investment in the Options.

(d)

The Optionee is able (i) to bear the economic risk of this investment, (ii) to hold the Options for an indefinite period of time, and (iii) to afford a complete loss of the Optionee's investment; and represents that the Optionee has sufficient liquid assets so that the lack of liquidity associated with this investment will not cause any undue financial difficulties or affect the Optionee's ability to provide for the Optionee's current needs and possible financial contingencies.

(e)

The Optionee, in making the Optionee's decision to acquire the Options, has relied solely upon independent investigations made by the Optionee and the representations and warranties of the Company contained herein and the Optionee has been given (i) access to all material books and records of the Company; (ii) access to all material contracts and documents relating to this offering; and (iii) an opportunity to ask questions of, and to receive answers from, the appropriate executive officers and other persons acting on behalf of the Company concerning the Company and the terms and conditions of this offering, and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information. The Optionee acknowledges that no valid request to the Company by the Optionee for information of any kind about the Company has been refused or denied by the Company or remains unfulfilled as of the date thereof.

(f)

The Optionee has carefully considered this Option Agreement. In evaluating the suitability of an investment in the Company, the Optionee has not relied upon any representations or other information (whether oral or written) other than as set forth in this agreement or as contained in any documents or answers to questions furnished by the Company.

(g)	All of the information set forth on the cover page of this Agreement indicated as applicable to the Optionee, is true and correct in all respects.

(h)

The Options are being acquired by the Optionee solely for the Optionee's own personal account, for investment purposes only, and not with a view to, or in connection with, any resale or distribution thereof; the Optionee has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge to any person the Options for which the Optionee hereby subscribes, or any part thereof, any interest therein or any rights thereto; the Optionee has no present plans to enter into any such contract, undertaking, agreement or arrangement; and the Optionee understands the legal consequences of the foregoing representations and warranties to mean that the Optionee must bear the economic risk of the investment for an indefinite period of time because the Options have not been registered under the Securities Act and applicable state securities laws and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and applicable state securities laws (which the Company is not obligated, and has no current intention, to do) or unless an exemption from such registration is available.

(i)

The Optionee has not engaged any broker, dealer, finder, commission agent or other similar person in connection with the offer, offer for sale, or sale of the Options and is not under any obligation to pay any broker's fee or commission in connection with the Optionee's investment.

9.

Counterparts. This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, as of the day, month and year first written above:

MANTRA VENTURE GROUP LTD.

Per: ______________________
Larry Kristof	__________________
Its: President	Eldon Schorn